Consent of Ernst & Young LLP, Independent Registered Public Accounting
Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class C, and Class Y Shares' Prospectuses of Pioneer Global Aggregate Bond Fund, in the Class A Shares' Prospectus of Pioneer Global Diversified Equity Fund, and in the Class A, Class B, Class C, Class Y and Class Z Shares' Prospectus of Pioneer Global High Yield Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class C, and Class Y Shares' Statement of Additional Information of Pioneer Global Aggregate Bond Fund, in the Class A Shares' Statement of Additional Information of Pioneer Global Diversified Equity Fund, and in the Class A, Class B, Class C, Class Y and Class Z Shares' Statement of Additional Information of Pioneer Global High Yield Fund; and to the incorporation by reference of our report, dated December 21, 2009, on the financial statements and financial highlights of Pioneer Global Aggregate Bond Fund, Pioneer Global Diversified Equity Fund and Pioneer Global High Yield Fund in the Annual Report to the Shareowners for the year ended October 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 14 to the Registration
Statement (Form N-1A, No. 333-62166) of Pioneer Series Trust VII.


                                      /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 22, 2010